Exhibit 99.1
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
SELECTED UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA
During the fourth quarter of 2006, two shareholder derivative lawsuits were filed against us and certain present and former officers and directors of the company alleging that the defendants (1) improperly backdated stock options of officers and directors, in violation of the company’s shareholder-approved stock option plans; (2) improperly recorded and accounted for the backdated stock options, in violation of generally accepted accounting principles; (3) improperly reported tax deductions based on the backdated stock options, in violation of Section 162(m) of the Internal Revenue Code; and (4) produced and disseminated to shareholders and the market false financial statements and other SEC filings . To evaluate these allegations, under the oversight of the Audit Committee of the Board of Directors, outside counsel and forensic accounting experts (the “Review Team”), conducted a comprehensive review of the company’s historical stock option grant practices.
The Review Team analyzed approximately 1,125 option grants, involving approximately 3,875,500 options, or 98% of the total options granted, made on 52 separate grant dates between 1997 and 2006. The Review Team also reviewed certain option grants for the time period between 1991 and 1996. Based on this review, we concluded that, for most option grants, there were deficiencies in the process of granting, documenting or accounting for stock options, including in several instances retrospectively obtaining lower exercise prices and granting options to new employees at prices set before their actual hire dates. These errors resulted in our using incorrect measurement dates for financial reporting purposes. This means that the option exercise price was not the market price of the option shares on the actual grant date of the option, but instead was a lower market price on an earlier date. The actual grant date—when the essential actions necessary to grant the option were completed, including the final determination of the number of shares to be granted to each employee and the exercise price—is the correct measurement date to determine the market price of the option shares under the accounting rules in effect at the time. After considering all of the quantitative and qualitative factors, these errors are not considered to be material to any one prior period. However, because the cumulative effect of the historical misdated options would be material to the 2006 period, we have restated our prior period financial statements based on the guidance in Accounting Principles Board Opinion No. 28, “Interim Financial Reporting”, paragraph 29 and SEC SAB Topic 5F, “Accounting Changes Not Retroactively Applied Due to Immateriality.”
We previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related Interpretations and provided the required pro forma disclosures under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” through the fiscal year ended December 31, 2005. Under APB Opinion No. 25, a non-cash, stock-based compensation expense was to be recognized for any option for which the exercise price was below the market price on the actual grant date. Because most of our misdated options had an exercise price below the market price on the actual grant date, there should have been a charge for these options under APB Opinion No. 25 equal to the number of option shares, multiplied by the difference between the exercise price and the market price on the actual grant date. That expense should have been amortized over the vesting period of each option. Since we did not record this stock-based compensation expense as required by APB Opinion No. 25, we are restating our previously issued financial statements to reflect in each reported period through 2005, the impact of our misdated options. To correct our past accounting for stock options, we recorded pre-tax, non-cash, stock-based compensation expense of $11.1 million for the periods December 31, 1991 to December 31, 2005 under APB Opinion No. 25. Starting in our fiscal year ended December 31, 2006, we adopted SFAS No. 123R, “Share-Based Payment.” As a result, for fiscal year 2006, the stock-based compensation expense required to be recorded for each option was equal to the fair value of these options on the actual grant date over the remaining vesting period of the option. The impact of the measurement date errors on the fair value of stock option grants was not material to 2006.
The reconciliations from previously filed 2005 and 2004 annual financial statements to the restated financial statements for those periods has been included in Note 2 – Review of Stock Option Practices and Restatements of Consolidated Financial Statements in Item 8 – Financial Statements and Supplementary Data. The reconciliations from previously filed interim financial statements to the restated interim financial information included in Note 18 – Quarterly Financial Data in Item 8 – Financial Statements and Supplementary Data for the quarters and year-to-date periods ended December 31, 2005, September 30, 2005, June 30, 2005 and March 31, 2005, and the related Management’s Discussion and Analysis, for the interim periods in fiscal years 2006 and 2005, are included in this

Exhibit 99.1 to our Annual Report on Form 10-K. The interim financial statements filed in 2006 included the aluminum suspension components business as a discontinued operation beginning in the first quarter of that year. Accordingly, the comparative 2005 financial statements in those filings also included the components business as a discontinued operation. The “as reported (reclassified)” gives effect to the accounting policy change, affected in 2006, described under “Cash and Cash Equivalents” in Note – Summary of Significant Accounting Policies in Item 8 – Financial Statements and Supplementary Data. We have not amended and do not intend to amend any of our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by these restatements.
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$205,901	$—	$205,901
Cost of sales	191,254	—	191,254

GROSS PROFIT	14,647	—	14,647

Selling, general, and administrative expenses	5,079	17	5,096
Impairment of long-lived assets	7,855	—	7,855

INCOME (LOSS) FROM OPERATIONS	1,713	(17)	1,696

Interest income, net	1,485	—	1,485
Other income (expense), net	(656)	—	(656)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,542	(17)	2,525

Income tax provision (benefit)	1,429	(5)	1,424
Equity in earnings of joint ventures	1,169	—	1,169

INCOME FROM CONTINUING OPERATIONS	2,282	(12)	2,270

Loss from discontinued operations, net of taxes	(22,225)	—	(22,225)

NET INCOME	$(19,943)	$(12)	$(19,955)

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.09	$—	$0.09
Loss from discontinued operations	(0.84)	—	(0.84)

Net income	$(0.75)	$—	$(0.75)

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.09	$—	$0.09
Loss from discontinued operations	(0.84)	—	(0.84)

Net income	$(0.75)	$—	$(0.75)

DIVIDENDS DECLARED PER SHARE	$0.160	$—	$0.160

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$178,289	$—	$178,289
Cost of sales	173,151	—	173,151

GROSS PROFIT	5,138	—	5,138

Selling, general, and administrative expenses	5,583	253	5,836

INCOME (LOSS) FROM OPERATIONS	(445)	(253)	(698)

Interest income, net	1,331	—	1,331
Other income (expense), net	396	—	396

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,282	(253)	1,029

Income tax provision (benefit)	1,483	(89)	1,394
Equity in earnings of joint ventures	1,645	—	1,645

INCOME FROM CONTINUING OPERATIONS	1,444	(164)	1,280

Loss from discontinued operations, net of taxes	(1,577)	—	(1,577)

NET INCOME	$(133)	$(164)	$(297)

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.05	$—	$0.05
Loss from discontinued operations	(0.06)	—	(0.06)

Net income	$(0.01)	$—	$(0.01)

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.05	$—	$0.05
Loss from discontinued operations	(0.06)	—	(0.06)

Net income	$(0.01)	$—	$(0.01)

DIVIDENDS DECLARED PER SHARE	$0.160	$—	$0.160

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$598,260	$—	$598,260
Cost of sales	564,083	—	564,083

GROSS PROFIT	34,177	—	34,177

Selling, general, and administrative expenses	15,906	800	16,706

INCOME (LOSS) FROM OPERATIONS	18,271	(800)	17,471

Interest income, net	3,844	—	3,844
Other income (expense), net	68	—	68

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22,183	(800)	21,383

Income tax provision (benefit)	7,752	(281)	7,471
Equity in earnings of joint ventures	4,037	—	4,037

INCOME FROM CONTINUING OPERATIONS	18,468	(519)	17,949

Loss from discontinued operations, net of taxes	(5,586)	—	(5,586)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	12,882	(519)	12,363

Cumulative effect of accounting change, net of taxes	1,225	—	1,225

NET INCOME	$14,107	$(519)	$13,588

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.69	$(0.02)	$0.67
Loss from discontinued operations	(0.21)	—	(0.21)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.53	$(0.02)	$0.51

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.69	$(0.02)	$0.67
Loss from discontinued operations	(0.21)	—	(0.21)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.53	$(0.02)	$0.51

DIVIDENDS DECLARED PER SHARE	$0.475	$—	$0.475

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$217,827	$—	$217,827
Cost of sales	205,997	—	205,997

GROSS PROFIT	11,830	—	11,830

Selling, general, and administrative expenses	5,265	273	5,538

INCOME (LOSS) FROM OPERATIONS	6,565	(273)	6,292

Interest income, net	1,388	—	1,388
Other income (expense), net	(269)	—	(269)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	7,684	(273)	7,411

Income tax provision (benefit)	2,137	(96)	2,041
Equity in earnings of joint ventures	990	—	990

INCOME FROM CONTINUING OPERATIONS	6,537	(177)	6,360

Loss from discontinued operations, net of taxes	(2,188)	—	(2,188)

NET INCOME	$4,349	$(177)	$4,172

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.25	$(0.02)	$0.23
Loss from discontinued operations	(0.08)	—	(0.08)

Net income	$0.17	$(0.02)	$0.15

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.28	$(0.02)	$0.23
Loss from discontinued operations	(0.11)	—	(0.08)

Net income	$0.17	$(0.02)	$0.15

DIVIDENDS DECLARED PER SHARE	$0.16	$—	$0.16

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$419,971	$—	$419,971
Cost of sales	390,932	—	390,932

GROSS PROFIT	29,039	—	29,039

Selling, general, and administrative expenses	10,323	547	10,870

INCOME (LOSS) FROM OPERATIONS	18,716	(547)	18,169

Interest income, net	2,513	—	2,513
Other income (expense), net	(328)	—	(328)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20,901	(547)	20,354

Income tax provision (benefit)	6,269	(192)	6,077
Equity in earnings of joint ventures	2,392	—	2,392

INCOME FROM CONTINUING OPERATIONS	17,024	(355)	16,669

Loss from discontinued operations, net of taxes	(4,009)	—	(4,009)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	13,015	(355)	12,660

Cumulative effect of accounting change, net of taxes	1,225	—	1,225

NET INCOME	$14,240	$(355)	$13,885

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.64	$(0.01)	$0.63
Loss from discontinued operations	(0.15)	—	(0.15)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.54	$(0.01)	$0.53

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.64	$(0.01)	$0.63
Loss from discontinued operations	(0.15)	—	(0.15)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.54	$(0.01)	$0.53

DIVIDENDS DECLARED PER SHARE	$0.315	$—	$0.315

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2005
	As		As
	Reported	Adjustments	Restated
	(reclassified)
NET SALES	$202,144	$—	$202,144
Cost of sales	184,935	—	184,935

GROSS PROFIT	17,209	—	17,209

Selling, general, and administrative expenses	5,058	274	5,332

INCOME (LOSS) FROM OPERATIONS	12,151	(274)	11,877

Interest income, net	1,125	—	1,125
Other income (expense), net	(59)	—	(59)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,217	(274)	12,943

Income tax provision (benefit)	4,132	(96)	4,036
Equity in earnings of joint ventures	1,402	—	1,402

INCOME FROM CONTINUING OPERATIONS	10,487	(178)	10,309

Loss from discontinued operations, net of taxes	(1,821)	—	(1,821)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	8,666	(178)	8,488

Cumulative effect of accounting change, net of taxes	1,225	—	1,225

NET INCOME	$9,891	$(178)	$9,713

EARNINGS (LOSS) PER SHARE – BASIC:

Income from continuing operations	$0.39	$—	$0.39
Loss from discontinued operations	(0.07)	—	(0.07)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.37	$—	$0.37

EARNINGS (LOSS) PER SHARE – DILUTED:

Income from continuing operations	$0.39	$—	$0.39
Loss from discontinued operations	(0.07)	—	(0.07)
Cumulative effect of accounting change	0.05	—	0.05

Net income	$0.37	$—	$0.37

DIVIDENDS DECLARED PER SHARE	$0.155	$—	$0.155

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

September 30, 2005	As reported	Adjustments	As restated
	(reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$117,422	$—	$117,422
Short-term investments	—	—	—
Accounts receivable, net	154,647	—	154,647
Inventories, net	82,434	—	82,434
Deferred income taxes	2,583	—	2,583
Other current assets	13,581	—	13,581

Total current assets	370,667	—	370,667

Property, plant and equipment, net	310,723	—	310,723
Investments	60,032	—	60,032
Other assets	8,304	—	8,304

Total Assets	$749,726	$—	$749,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,173	$—	$48,173
Accrued expenses	44,435	—	44,435
Income taxes payable	1,181	—	1,181

Total current liabilities	93,789	—	93,789

Executive retirement liabilities	16,809	—	16,809
Deferred income taxes	35,629	(1,736)	33,893
Commitments and contingent liabilities	—	—	—
Shareholders’ equity:
Preferred stock, $25.00 par value Authorized – 1,000,000 shares; Issued – none
Common stock, $0.50 par value Authorized – 100,000,000 shares Issued and outstanding – 26,610,191 shares	13,305	—	13,305
Additional paid-in-capital	22,991	9,049	32,040
Accumulated other comprehensive loss	(39,563)		(39,563)
Retained earnings	606,766	(7,313)	599,453

Total shareholders’ equity	603,499	1,736	605,235

Total Liabilities and Shareholders’ Equity	$749,726	$—	$749,726

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

June 30, 2005	As reported	Adjustments	As restated
	(reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$120,488	$—	$120,488
Short-term investments	—	—	—
Accounts receivable, net	152,869	—	152,869
Inventories, net	85,194	—	85,194
Deferred income taxes	2,583	—	2,583
Other current assets	8,486	—	8,486

Total current assets	369,620	—	369,620

Property, plant and equipment, net	301,281	—	301,281
Investments	77,934	—	77,934
Other assets	8,317	—	8,317

Total Assets	$757,152	$—	$757,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,734	$—	$45,734
Accrued expenses	48,879	—	48,879
Income taxes payable	895	—	895

Total current liabilities	95,508	—	95,508

Executive retirement liabilities	16,725	—	16,725
Deferred income taxes	35,675	(1,647)	34,028
Commitments and contingent liabilities	—	—	—
Shareholders’ equity:
Preferred stock, $25.00 par value Authorized – 1,000,000 shares; Issued – none
Common stock, $0.50 par value Authorized – 100,000,000 shares Issued and outstanding – 26,610,191 shares	13,305	—	13,305
Additional paid-in-capital	22,991	8,796	31,787
Accumulated other comprehensive loss	(38,210)		(38,210)
Retained earnings	611,158	(7,149)	604,009

Total shareholders’ equity	609,244	1,647	610,891

Total Liabilities and Shareholders’ Equity	$757,152	$—	$757,152

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

March 31, 2005	As reported	Adjustments	As restated
	(reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$111,362	$—	$111,362
Short-term investments	—	—	—
Accounts receivable, net	148,747	—	148,747
Inventories, net	88,460	—	88,460
Deferred income taxes	2,583	—	2,583
Other current assets	11,306	—	11,306

Total current assets	362,458	—	362,458

Property, plant and equipment, net	281,486	—	281,486
Investments	95,303	—	95,303
Other assets	8,014	—	8,014

Total Assets	$747,261	$—	$747,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,363	$—	$39,363
Accrued expenses	44,674	—	44,674
Income taxes payable	1,801	—	1,801

Total current liabilities	85,838	—	85,838

Executive retirement liabilities	16,554	—	16,554
Deferred income taxes	36,164	(1,551)	34,613
Commitments and contingent liabilities	—	—	—
Shareholders’ equity:
Preferred stock, $25.00 par value Authorized – 1,000,000 shares; Issued – none
Common stock, $0.50 par value Authorized – 100,000,000 shares Issued and outstanding – 26,610,191 shares	13,310	—	13,310
Additional paid-in-capital	23,235	8,523	31,758
Accumulated other comprehensive loss	(38,906)		(38,906)
Retained earnings	611,066	(6,972)	604,094

Total shareholders’ equity	608,705	1,551	610,256

Total Liabilities and Shareholders’ Equity	$747,261	$—	$747,261

See notes to consolidated financial statements.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Management’s Discussion and Analysis for the First Three Quarters of 2006
Selling, General and Administrative (“SG&A”) Expenses
(Thousands of Dollars)

			For the Three Months Ended
	March 31,		June 30,		September 30,
	2006	2005	2006	2005	2006	2005
		As Restated		As Restated		As Restated
SG&A Expenses	$5,395	$5,332	$7,455	$5,538	$6,011	$5,836
Stock-Based Compensation	$505	$274	$529	$273	$656	$253
SG&A as a % of Net Sales	2.9%	2.6%	3.4%	2.5%	3.4%	3.3%
For the Three Months Ended March 31:
SG&A expenses for the first quarter of 2006 were $5.4 million, or 2.9 percent of net sales, compared to $5.3 million, or 2.6 percent of net sales, in 2005. The principal increase in 2006 was in stock-based compensation expense. In accordance with a new accounting rule effective beginning in 2006, we began recording stock-based compensation expense related to our outstanding unvested stock options. The stock-based compensation expense in 2005 represents the correction of certain stock options that were issued at prices below market value on the date of grant. See Note 2 – Review of Stock Option Practices and Restatements of Consolidated Financial Statements in Item 8 – Financial Statements and Supplementary Data.
For the Three Months Ended June 30:
SG&A expenses for the second quarter of 2006 increased $1.9 million, or 34.6 percent, to $7.4 million, or 3.4 percent of net sales, from $5.5 million, or 2.5 percent of net sales, in 2005. The principal increases in 2006 were in professional fees, bad debt provision and stock-based compensation expense.
For the Three Months Ended September 30:
SG&A expenses for the third quarter of 2006 increased to $6.0 million, or 3.4 percent of net sales, from $5.8 million, or 3.3 percent of net sales, in 2005. The increase in the current quarter was due primarily to increases in stock-based compensation expense and certain professional fees offsetting a decrease in bonus accruals that are based on a percentage of pretax income.

	For the		For the
	Six Months Ended		Nine Months Ended
	June 30,		September 30
	2006	2005	2006	2005
		As Restated		As Restated
SG&A Expenses	$12,850	$10,870	$18,861	$16,706
Stock-Based Compensation	$1,034	$547	$1,690	$800
SG&A as a % of Net Sales	3.2%	2.6%	3.3%	2.8%
For the Six Months Ended June 30:
SG&A expenses for the six months ended June 30, 2006 increased $2.0 million, or 18.2 percent, to $12.9 million, or 3.2 percent of net sales, from $10.9 million, or 2.6 percent of net sales, in the same period in 2005. The principal increases were professional fees and stock-based compensation expense.
For the Nine Months Ended September 30:
SG&A expenses for the nine months ended September 30, 2006 increased $2.2 million, or 11.4 percent, to $18.9 million, or 3.3 percent of net sales, from $16.7 million, or 2.8 percent of net sales, in 2005. Increases stock-based compensation expense, professional fees and the provision for bad debts offset a decrease in bonus accruals that are based on a percentage of pretax income.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Management’s Discussion and Analysis for the First Three Quarters of 2005
Selling, General and Administrative (“SG&A”) Expenses
(Thousands of Dollars)

			For the Three Months Ended
	March 31,		June 30,		September 30,
	2005	2004	2005	2004	2005	2004
	As Restated		As Restated		As Restated
SG&A Expenses	$5,332	$6,228	$5,538	$6,344	$5,836	$5,631
Stock-Based Compensation	$274	$346	$273	$346	$253	$341
SG&A as a % of Net Sales	2.6%	2.7%	2.5%	2.8%	3.3%	2.9%
For the Three Months Ended March 31:
SG&A expenses for the first quarter of 2005 were $5.3 million, or 2.6 percent of net sales, compared to $6.2 million, or 2.7 percent of net sales, in 2004. The principal decreases were in salaries and related fringe benefits, bonus accruals that are based on a percentage of pretax income, and lower travel expenses.
For the Three Months Ended June 30:
SG&A expenses for the second quarter of 2005 were $5.5 million, or 2.5 percent of net sales, compared to $6.3 million, or 2.8 percent of net sales, in 2004. The principal decreases were in salaries and related fringe benefits, including bonus accruals, which are based on a percentage of pretax income.
For the Three Months Ended September 30:
SG&A expenses for the third quarter of 2005 were $5.8 million, or 3.3 percent of net sales, compared to $5.6 million, or 2.9 percent of net sales, in 2004. The increase in the current quarter was due primarily to the timing of accruals for certain professional fees and to a higher accrual for statutory bonuses in our Mexico operations.

	For the		For the
	Six Months Ended		Nine Months Ended
	June 30,		September 30
	2005	2004	2005	2004
	As Restated		As Restated
SG&A Expenses	$10,870	$12,572	$16,706	$18,203
Stock-Based Compensation	$547	$692	$800	$1,033
SG&A as a % of Net Sales	2.6%	2.8%	2.8%	2.8%
For the Six Months Ended June 30:
SG&A expenses for the six months ended June 30, 2005 decreased $1.7 million, or 13.5 percent, to $10.9 million, or 2.6 percent of net sales, from $12.6 million, or 2.8 percent of net sales, in the same period in 2004. The principal decreases were in salaries and related fringe benefits, including bonus accruals that are based on a percentage of pretax income.
For the Nine Months Ended September 30:
SG&A expenses for the nine months ended September 30, 2005 decreased $1.5 million, or 8.2 percent, to $16.7 million from $18.2 million in 2004. As a percent of net sales, SG&A expenses were 2.8 percent in both years. Decreases were in salaries and related fringe benefits, including bonus accruals that are based on a percentage of pretax income, offset a slight increase in professional fees.